As filed with the Securities and Exchange Commission on May 16, 2012

Registration No. 333-111263

Registration No. 333-111264

Registration No. 333-117066

Registration No. 333-136945

Registration No. 333-154777

Registration No. 333-174307

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-111263

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-111264

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-117066

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-136945

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-154777

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-174307

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

X-RITE, INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Michigan	38-1737300
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

4300 44th Street, S.E. Grand Rapids, Michigan 49512	49512
(Address of Principal Executive Offices)	(Zip Code)

X-Rite, Incorporated Amended and Restated Employee Stock Option Plan

X-Rite, Incorporated Amended and Restated Outside Director Stock Option Plan

X-Rite, Incorporated Amended and Restated Employee Stock Purchase Plan

X-Rite, Incorporated 2006 Omnibus Long Term Incentive Plan

X-Rite, Incorporated 2008 Omnibus Long Term Incentive Plan

X-Rite, Incorporated 2011 Omnibus Long Term Incentive Plan

(Full title of the Plans)

Thomas J. Vacchiano Jr.

Chief Executive Officer

X-Rite, Incorporated

4300 44th Street, S.E.

Grand Rapids, Michigan 49512

(616) 803-2100

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Daniel Wolf, Esq.

Joshua M. Zachariah, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, stock dividends or similar transactions, taken in the interim):

Registration Statement No. 333-111263, filed by X-Rite, Incorporated, a Michigan corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on December 17, 2003, relating to the registration of 2,000,000 shares of common stock, par value $0.10 per share (the “Shares”), of the Company issuable under the X-Rite, Incorporated Amended and Restated Employee Stock Option Plan.

Registration Statement No. 333-111264, filed by the Company with the SEC on December 17, 2003, relating to the registration of 600,000 Shares issuable under the X-Rite, Incorporated Amended and Restated Outside Director Stock Option Plan.

Registration Statement No. 333-117066, filed by the Company with the SEC on July 1, 2004, relating to the registration of 1,000,000 Shares issuable under the X-Rite, Incorporated Amended and Restated Employee Stock Purchase Plan.

Registration Statement No. 333-136945, filed by the Company with the SEC on August 28, 2006, relating to the registration of 3,500,000 Shares, including Junior Participating Preferred Stock purchase rights, issuable under the X-Rite, Incorporated 2006 Omnibus Long Term Incentive Plan.

Registration Statement No. 333-154777, filed by the Company with the SEC on October 28, 2008, relating to the registration of 7,000,000 Shares, including Junior Participating Preferred Stock purchase rights, issuable under the X-Rite, Incorporated 2008 Omnibus Long Term Incentive Plan.

Registration Statement No. 333-174307, filed by the Company with the SEC on May 18, 2011, relating to the registration of 6,000,000 Shares, including Junior Participating Preferred Stock purchase rights, issuable under the X-Rite, Incorporated 2011 Omnibus Long Term Incentive Plan.

On May 15, 2012, pursuant to the Agreement and Plan of Merger, dated as of April 10, 2012, by and among Danaher Corporation, a Delaware corporation (“Parent”), Termessos Acquisition Corp., a Michigan corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and the Company, Purchaser merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and as a wholly-owned subsidiary of Parent.

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company registered under the Registration Statements which remain unsold at the termination of the offering, the Company hereby removes from registration all securities of the Company registered under the Registration Statements but unsold (if any) as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on May 16, 2012.

Date: May 16, 2012

X-RITE, INCORPORATED

By:	/s/ Thomas J. Vacchiano, Jr.
Name: Thomas J. Vacchiano, Jr. Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statement on Form S-8 has been signed by the following persons on behalf of the Registrant in the capacities indicated below on May 16, 2012.

Signature	Title

/s/ Daniel L. Comas Daniel L. Comas	Director

/s/ Robert S. Lutz Robert S. Lutz	Director